Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2022

- Revenue for First Quarter of Fiscal 2023 Increased 23.7% to $461.0 million -
- EPS for First Quarter of Fiscal 2023 was $0.78 and Adjusted EPS was $0.79 -
- Increases Fiscal 2023 Modeling Assumptions, Expects Fiscal 2023 EPS in Range of $2.85-$3.15 -

West Fargo, ND – May 26, 2022 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2022.
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "Our momentum continued into fiscal first quarter 2023 with strong operating leverage across each of our segments, which combined for a 24% increase in revenue and a 66% increase in earnings per share. Our Agriculture segment benefited from robust demand, which was supported by an increase in equipment deliveries from our suppliers following a delay in fiscal fourth quarter 2022. Our Construction segment continued to demonstrate improved levels of pre-tax profitability as we achieve operating improvements across our optimized footprint. While revenue growth in our International segment was negatively affected by the conflict in Ukraine, it is impacting our operations less than originally anticipated as our Ukrainian customers continue to farm, requiring Titan's support for equipment, parts and service. Our business across our European footprint proved to be resilient to the conflict's indirect effects and was able to generate an improvement in pre-tax income margins despite a slight decrease in revenue. We remain positive on the broader environment, despite some of the recent market turbulence, and continue to expect another exceptional year at Titan Machinery."
Fiscal 2023 First Quarter Results
Consolidated Results
For the first quarter of fiscal 2023, revenue increased to $461.0 million compared to $372.7 million in the first quarter last year. Equipment sales were $356.4 million for the first quarter of fiscal 2023, compared to $276.0 million in the first quarter last year. Parts sales were $68.6 million for the first quarter of fiscal 2023, compared to $62.6 million in the first quarter last year. Revenue generated from service was $29.5 million for the first quarter of fiscal 2023, compared to $27.7 million in the first quarter last year. Revenue from rental and other was $6.6 million for the first quarter of fiscal 2023, compared to $6.4 million in the first quarter last year.
Gross profit for the first quarter of fiscal 2023 was $88.7 million, compared to $71.0 million in the first quarter last year. The Company's gross profit margin increased to 19.2% in the first quarter of fiscal 2023, compared to 19.0% in the first quarter last year. Gross profit margin primarily increased due to stronger equipment margins, which were partially offset by revenue mix, with a greater proportion of equipment revenue in the first quarter of fiscal 2023, versus higher margin parts and service revenue, as compared to the first quarter of the prior year.
Operating expenses increased by $7.7 million to $64.2 million for the first quarter of fiscal 2023, compared to $56.4 million in the first quarter last year, primarily due to higher variable expenses on increased revenues. Operating expenses as a percentage of revenue decreased 120 basis points to 13.9% for the first quarter of fiscal 2023, compared to 15.1% of revenue in the prior year period.

Floorplan and other interest expense of $1.5 million in the first quarter of fiscal 2023 was flat as compared to the same period last year.
In the first quarter of fiscal 2023, net income was $17.5 million, or earnings per diluted share of $0.78, compared to net income of $10.5 million, or earnings per diluted share of $0.47, for the first quarter of last year.
On an adjusted basis, net income for the first quarter of fiscal 2023 was $17.8 million, or adjusted earnings per diluted share of $0.79, compared to adjusted net income of $10.4 million, or adjusted earnings per diluted share of $0.46, for the first quarter of last year.
The Company generated $30.2 million in adjusted EBITDA in the first quarter of fiscal 2023, compared to $19.8 million in the first quarter of last year.
Segment Results
Agriculture Segment - Revenue for the first quarter of fiscal 2023 was $318.5 million, compared to $229.6 million in the first quarter last year. Pre-tax income for the first quarter of fiscal 2023 was $16.4 million, compared to $11.2 million of pre-tax income in the first quarter last year.
Construction Segment - Revenue for the first quarter of fiscal 2023 was $67.0 million, compared to $68.6 million in the first quarter last year. While revenue was slightly lower versus the prior year period due to the lost sales contributions from the Company’s fiscal 2022, fourth quarter divestiture of construction stores in Montana and Wyoming and our fiscal 2023, first quarter divestiture of our consumer products store in North Dakota, same-store sales increased 24.9% primarily due to increased equipment demand. Pre-tax income for the first quarter of fiscal 2023 was $3.2 million, which included a pre-tax gain of $1.4 million associated with the consumer products store sale, and compared to $0.1 million in the first quarter last year.
International Segment - Revenue for the first quarter of fiscal 2023 was $75.5 million, compared to $74.5 million in the first quarter last year. Pre-tax income for the first quarter of fiscal 2023 was $4.3 million, which included a $0.7 million estimated bad debt provision in our Ukraine business primarily as a result of the on-going conflict with Russia in that region. This compares to pre-tax income of $2.8 million in the first quarter last year. Adjusted pre-tax income for the first quarter of fiscal 2023 was $4.6 million, compared to $2.7 million in the first quarter last year.
Balance Sheet and Cash Flow
Cash at the end of the first quarter of fiscal 2023 was $147.1 million. Inventories increased to $494.2 million as of April 30, 2022, compared to $421.8 million as of January 31, 2022. This inventory increase includes increases in new equipment inventory of $65.6 million and parts inventory of $8.0 million, which is partially offset by a $2.1 million decrease in used equipment inventory. Outstanding floorplan payables were $188.9 million on $751.0 million total available floorplan lines of credit as of April 30, 2022, compared to $135.4 million outstanding floorplan payables as of January 31, 2022.
In the first three months of fiscal 2023, net cash provided by operating activities was $5.3 million, compared to net cash provided by operating activities of $27.0 million in the first three months of fiscal 2022.
Additional Management Commentary
Mr. Meyer concluded, "We closed our acquisition of Mark's Machinery in April, which followed our acquisition of Jaycox Implement in December 2021, and are very happy with their full integration, immediate accretion and valuable contributions to the Titan culture. We remain active with our pipeline of potential acquisition candidates as we seek to grow the business through quality acquisitions in addition to our continuous focus on organic growth."
Fiscal 2023 Modeling Assumptions
The following are the Company's current expectations for fiscal 2023 modeling assumptions.

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture(1)	Up 27-32%	Up 22-27%
Construction(2)	Down 10-15%	Down 12-17%
International(3)	Down 0-5%	Down 8-13%

Diluted EPS(4)	$2.85 - $3.15	$2.55 - $2.85

(1) Includes the full year impact of the Jaycox acquisition, which closed in December 2021, and the partial year impact of the Mark's Machinery acquisition, which closed in April 2022.
(2) Includes the full year impact of the Montana and Wyoming divestiture in January 2022 and the partial year impact of the North Dakota divestiture in March 2022. Adjusting full year fiscal 2022 revenue by approximately $73 million, representing the fiscal 2022 revenue of these divested stores, results in a same-store sales assumption of up approximately 10-15%.
(3) Includes a reduction in revenue of approximately 50% (versus 75% previously) from our Ukraine subsidiary compared to fiscal 2022.
(4) Includes an estimated loss of approximately $0.15 per share (versus $0.25 loss previously) for our Ukraine subsidiary.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 9, 2022, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13728811.
A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. The non-GAAP financial measures include adjustments for Ukraine remeasurement gains/losses. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, and adjusted income (loss) before income taxes (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measure.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, in particular the performance of our Ukrainian subsidiary within our International segment, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2023, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, the duration, scope and impact of the COVID-19 pandemic on the Company's operations, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	April 30, 2022	January 31, 2022
Assets
Current Assets
Cash	$147,095	$146,149
Receivables, net of allowance for expected credit losses	84,870	94,287
Inventories, net	494,167	421,758
Prepaid expenses and other	22,223	28,135
Total current assets	748,355	690,329
Noncurrent Assets
Property and equipment, net of accumulated depreciation	183,489	178,243
Operating lease assets	53,980	56,150
Deferred income taxes	2,297	1,328
Goodwill	9,535	8,952
Intangible assets, net of accumulated amortization	11,509	10,624
Other	1,032	1,041
Total noncurrent assets	261,842	256,338
Total Assets	$1,010,197	$946,667

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$26,817	$25,644
Floorplan payable	188,881	135,415
Current maturities of long-term debt	6,270	5,876
Current operating lease liabilities	9,481	9,601
Deferred revenue	129,503	134,146
Accrued expenses and other	47,091	59,339
Income taxes payable	9,456	—
Total current liabilities	417,499	374,721
Long-Term Liabilities
Long-term debt, less current maturities	81,974	74,772
Operating lease liabilities	53,284	55,595
Other long-term liabilities	3,956	4,374
Total long-term liabilities	141,215	136,747
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	254,390	254,455
Retained earnings	200,456	182,916
Accumulated other comprehensive loss	(3,363)	(2,172)
Total stockholders' equity	451,483	435,199
Total Liabilities and Stockholders' Equity	$1,010,197	$946,667

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2022	2021
Revenue
Equipment	$356,366	$275,980
Parts	68,562	62,626
Service	29,522	27,702
Rental and other	6,557	6,398
Total Revenue	461,007	372,706
Cost of Revenue
Equipment	310,234	243,676
Parts	47,310	44,440
Service	10,760	9,294
Rental and other	4,009	4,318
Total Cost of Revenue	372,313	301,728
Gross Profit	88,694	70,978
Operating Expenses	64,152	56,442
Income from Operations	24,542	14,536
Other Income (Expense)
Interest and other income	492	665
Floorplan interest expense	(254)	(418)
Other interest expense	(1,196)	(1,104)
Income Before Income Taxes	23,584	13,679
Provision for Income Taxes	6,044	3,132
Net Income	$17,540	$10,547

Diluted Earnings per Share	$0.78	$0.47
Diluted Weighted Average Common Shares	22,321	22,179

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2022	2021
Operating Activities
Net income	$17,540	$10,547
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,224	5,207
Other, net	1,739	2,359
Changes in assets and liabilities
Inventories	(69,321)	(1,615)
Manufacturer floorplan payable	51,069	19,657
Other working capital	(930)	(9,199)
Net Cash Provided by Operating Activities	5,321	26,956
Investing Activities
Property and equipment purchases	(5,111)	(9,126)
Proceeds from sale of property and equipment	836	135
Acquisition consideration, net of cash acquired	(7,675)	—
Other, net	6	7
Net Cash Used for Investing Activities	(11,944)	(8,984)
Financing Activities
Net change in non-manufacturer floorplan payable	2,000	(9,141)
Net proceeds from (payments on) long-term debt and finance leases	6,672	3,281
Other, net	(683)	(974)
Net Cash Provided by (Used) for Financing Activities	7,989	(6,834)
Effect of Exchange Rate Changes on Cash	(420)	(399)
Net Change in Cash	946	10,739
Cash at Beginning of Period	146,149	78,990
Cash at End of Period	$147,095	$89,729

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2022	2021	% Change
Revenue
Agriculture	$318,548	$229,554	38.8%
Construction	66,964	68,608	(2.4)%
International	75,495	74,544	1.3%
Total	$461,007	$372,706	23.7%

Income Before Income Taxes
Agriculture	$16,449	$11,224	46.6%
Construction	3,210	138	n/m
International	4,325	2,808	54.0%
Segment Income Before Income Taxes	23,984	14,170	69.3%
Shared Resources	(400)	(491)	18.5%
Total	$23,584	$13,679	72.4%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2022	2021
Adjusted Net Income
Net Income	$17,540	$10,547
Adjustments
Ukraine remeasurement (gain) / loss (1)	294	(129)
Total Pre-Tax Adjustments	294	(129)
Adjusted Net Income	$17,834	$10,418

Adjusted Diluted EPS
Diluted EPS	$0.78	$0.47
Adjustments (2)
Ukraine remeasurement (gain) / loss (1)	0.01	(0.01)
Total Pre-Tax Adjustments	0.01	(0.01)
Adjusted Diluted EPS	$0.79	$0.46

Adjusted Income Before Income Taxes
Income Before Income Taxes	$23,584	$13,678
Adjustments
Ukraine remeasurement (gain) / loss	294	(129)
Total Adjustments	294	(129)
Adjusted Income Before Income Taxes	$23,878	$13,549

Adjusted Income Before Income Taxes - International
Income (Loss) Before Income Taxes	$4,325	$2,808
Adjustments
Ukraine remeasurement (gain) / loss	294	(129)
Total Adjustments	294	(129)
Adjusted Income Before Income Taxes	$4,619	$2,679

Adjusted EBITDA
Net Income	$17,540	$10,547
Adjustments
Interest expense, net of interest income	1,110	1,052
Provision for income taxes	6,044	3,132
Depreciation and amortization	5,206	5,207
EBITDA	29,900	19,938
Adjustments
Ukraine remeasurement (gain) / loss	294	(129)
Total Adjustments	294	(129)
Adjusted EBITDA	$30,194	$19,809

(1) Due to the income tax valuation allowance on the Ukrainian subsidiary, there is no tax adjustments of the Ukraine remeasurement (gain)/loss for the quarters ending April 30, 2022 and 2021.
(2) Adjustments are net of amounts allocated to participating securities where applicable.